Exhibit 10.23

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Master Assay Development, Commercialization

and Manufacturing Agreement

This Master Assay Development, Commercialization and Manufacturing Agreement (“Agreement”), is entered into and effective as of November 16, 2016 (the “Effective Date”), by and between QIAGEN Manchester Limited, a UK corporation having offices at Skelton House, Lloyd Street North, Manchester, UK (“QIAGEN”), and HTG Molecular Diagnostics, Inc., a Delaware corporation having offices at 3430 E. Global Loop, Tucson, AZ, U.S.A.  85706 (“HTG”).  HTG and QIAGEN are herein referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A.QIAGEN is a leading provider of sample to insight technologies, including, inter alia, sequencing equipment and bioinformatics analytics, and companion diagnostic assays to aid in the selection and use of pharmaceutical products for the treatment of disease;

B.HTG is a leading provider of novel technologies based on targeted nuclease protection chemistry to facilitate the routine use of complex molecular profiling in a multiplexed panel format from low amounts of samples, which is useful inter alia for companion diagnostic assays;

C.QIAGEN and HTG desire to engage in a collaborative relationship, involving performing collaborative assay development and manufacturing activities involving each Party’s applicable technology, which is intended to support QIAGEN’s entering into companion diagnostic development programs with third party pharmaceutical companies, and, if applicable and agreed to by the Parties in each case, to facilitate QIAGEN’s or HTG’s existing, independent programs;

D.Each Party desires to engage in such collaborative development and commercial activities in accordance with the terms and conditions of this Agreement and individual Statements of Work (as defined below) entered into by the Parties.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual obligations and responsibilities of the Parties as set forth herein, the receipt and total sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.DEFINITIONS

1.1“Affiliate” means, with respect to a Party, any corporation, partnership or other business organization that, directly or indirectly, controls, is controlled by or is under common control with such Party. For the purpose of this definition “control” (with correlative meanings for the terms “controlled by” and “under common control with”) shall mean that the applicable business organization has the actual ability to direct and control the management and business decisions of the applicable Party, including by holding more than 50% (fifty percent) of the voting stock or other ownership interests of the applicable corporation or business entity.

1.2“AM Field” means the development and commercialization of companion diagnostic assays in the PDP Field for use in connection with autoimmune or microbiome therapeutics developed by Sponsors.

1.3 “Applicable Law(s)” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards, judgments, permits and licenses of or from Federal, State and local governmental authorities, including regulatory authorities, as the same may be amended from time to time, that are applicable to the particular obligation, task or undertaking under this Agreement.

1.4“Change of Control” means, with respect to a Party, either (a) a sale of all or substantially all of such Party’s assets or business to which this Agreement relates; (b) a merger or consolidation of such Party in which the stockholders of such Party immediately prior thereto do not own, directly or indirectly, either (x) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger or consolidation or (y) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger or consolidation, in each case in substantially the same proportion as their ownership of the outstanding voting securities of such Party immediately prior to such transaction; or (c) a transaction or series of transactions that result in any Exchange Act Person becoming the owner, directly or indirectly, of securities of such Party representing more than fifty percent (50%) of the combined voting power of such Party’s then-outstanding securities (other than by virtue of a merger or consolidation and excluding any acquisition of securities of such Party directly from such Party).

1.5Confidential Information” means, with respect to a Party, all proprietary and/or confidential information of such Party (the “Disclosing Party” as to such information) provided orally or in writing to the other Party (the “Receiving Party” as to such information), or as observed by such Receiving Party on visits to the Disclosing Party’s facilities, which may include any information that relates to the Disclosing Party’s new or existing products, services and/or business operations, product development plans, standard operating procedures, specifications, pricing information, business methods, trade secrets, business processes, business plans, inventions, techniques, and other information not readily available to the public, whether or not labeled as “Confidential” or “Proprietary” or otherwise reduced to writing, but provided that “Confidential Information” shall not include any information that meets any of the exclusions in Section 6.5.  For purposes of this Agreement, the Party disclosing its Confidential Information hereunder shall be referred to as “Disclosing Party” with respect to such information, while the Party receiving the Disclosing Party’s Confidential Information hereunder shall be referred to as the “Receiving Party” as to such information.  In addition, all HTG IP shall be deemed the Confidential Information of HTG, and all QIAGEN IP shall be deemed the Confidential Information of QIAGEN, subject in each case to information that meets any of the exclusions in Section 6.5.

1.6“Cost of Goods” means, with respect to a particular HTG or QIAGEN instrument or tool or other product (excluding any PDP Assay) sold or transferred as contemplated in Section 5.2.3, all  costs and expenses actually incurred by HTG or QIAGEN (as applicable) with respect to such instrument or tool or other product that are appropriately characterized as “cost of goods sold” in accordance with U.S. GAAP (including any costs and expenses allocated to “cost of goods sold” in a manner consistent with HTG or QIAGEN’s (as applicable) past practices in preparation of its audited financial statements).

1.7“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent rights and industrial property rights; and (v) other proprietary rights in intellectual property of every kind and nature.

1.8“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), except that “Exchange Act Person” will not include an underwriter temporarily holding securities pursuant to a registered public offering of such securities.

1.9“Fields” means:

1.9.1	the Oncology Field, which shall be exclusive as between the Parties (including their Affiliates) as provided in Section 2.3.1;
1.9.2	the AM Field, which shall be non-exclusive as between the Parties as provided in Section 2.3.2; and
1.9.3

any other companion diagnostics field mutually agreed by the Parties to be included in this Agreement with respect to the Parties’ development and commercialization of companion diagnostic assays in the PDP Field for use applicable to such field(s) as provided in Section 2.3.2.

1.10“HTG IP” means all Inventions that: (a) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of HTG, its employees, agents or contractors, individually or jointly, or jointly with third parties, prior to the Effective Date, or (b) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of HTG, its employees, agents or contractors, individually or jointly during the Term (defined below) and independent of Development work performed under this Agreement, (c) are made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of HTG, its employees, agents or contractors, individually or jointly, during the Term in connection with the performance of Development work under this Agreement, and are not directly related to and specifically derived from any QIAGEN Property; or (d) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of QIAGEN or any of its Affiliates, or their respective employees, agents or contractors, individually or jointly, during the Term either (i) with reference to or use of HTG Property received by QIAGEN in connection with this Agreement, or (ii) in connection with the performance of Development work under this Agreement, in each case that directly relate to NPA Chemistry, which is defined as any practice, process, procedure, method, methodology, technique, technology, material or the like for targeted nuclease protection and subsequent detection, by whatsoever means, of nucleic acid molecules, including DNA or RNA in whatsoever form existing in nature or otherwise, that need not (but, optionally, may) be substantially purified prior to nuclease protection.  For the purposes of clarity, HTG IP shall not include any QIAGEN IP.

1.11“HTG Property” means: (i) HTG IP and (ii) HTG’s Confidential Information.

1.12“Inventions” means all inventions, discoveries, know-how, trade secrets, devices, apparatus, practices, processes, procedures, methods, methodologies, techniques, products, trade secrets, notes, data, written materials, findings, records and documents, works of authorship, software and any other Intellectual Property Rights, including improvements, enhancements, or derivatives to or of any of the foregoing, whether or not patentable or otherwise protectable by intellectual property rights.

1.13“Sponsor Project Agreement means an agreement entered into between QIAGEN and a Sponsor to conduct one or more Projects.

1.14“Net Profits” means, as to a particular SOW, the following:  (a) all total amounts paid by the applicable Sponsor to QIAGEN under the relevant Sponsor Project Agreement with respect to the conduct of the Project covered by such SOW, less (b) the sum of QIAGEN Project Costs plus HTG Project Costs.

1.15“Project” means a project covered by a particular Sponsor Project Agreement, under which QIAGEN, in partnership with HTG under this Agreement and an SOW, would develop a PDP Assay applicable to the Sponsor therapeutic covered by such Project, obtain needed regulatory approval of such PDP Assay, and would commercialize such PDP Assay throughout the Territory, after regulatory approval, as a companion diagnostic assay for use in connection with the prescribing of applicable Sponsor therapeutic(s) that are the subject of such Project.

1.16“Project Costs” means, with respect to a Party, the actual, direct costs incurred by the applicable Party to conduct its Development work under, and as mutually agreed in, a particular SOW.  [***…]

1.17“PDP Field” means use of diagnostic assays utilizing next generation sequencing (“NGS”) detection solely in connection with clinical applications of therapeutics, whether in connection with clinical trials of a therapeutic or in patient clinical settings (to determine if the clinical trial participant or the patient is an appropriate candidate for the applicable therapy), and whether as a companion diagnostic to a particular therapy or as a complementary diagnostic for the treatment pathway.  All other uses of NGS-based assays, […***…] are expressly excluded from the PDP Field unless a particular Project […***…] expressly contemplate a preliminary feasibility study, which would otherwise constitute an Excluded Use, as an intermediate step in the clinical development program for the applicable therapeutic.  […***…].  For clarification, PDP Field expressly excludes PCR and other non-NGS assay technology platforms or any other project or business between QIAGEN and its customers for QIAGEN’s bioinformatics “software as a service” business.

1.18““Oncology Field” means the development and commercialization of companion diagnostic assays in the PDP Field for use in connection with cancer therapeutics developed by Sponsors.

***Confidential Treatment Requested

1.19“QIAGEN IP” means all Inventions that (a) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of QIAGEN, its employees, agents or contractors, individually or jointly, or jointly with third parties, prior to the Effective Date, or (b) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of QIAGEN, its employees, agents or contractors, individually or jointly, during the Term and independent of Development work performed under this Agreement; or (c) are made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of QIAGEN, it employees, agents or contractors, individually or jointly, in connection with the performance of Development work conducted under this Agreement, and are not directly related to and specifically derived from any HTG Property, or (d) were made, developed, perfected, devised, conceived of or first reduced to practice by or on behalf of HTG or its Affiliate, or their respective employees, agents or contractors, individually or jointly, during the Term in connection with the performance of Development work under this Agreement that directly relate to or is specifically derived from any QIAGEN Property.  For the purposes of clarity, QIAGEN IP shall not include any HTG IP

1.20“PDP Assay” means an NGS-based companion diagnostic assay developed by the Parties pursuant to a particular SOW.  It is understood that, as provided in an applicable Statement of Work (and subject to any exceptions set forth therein, QIAGEN shall market and sell such assay under QIAGEN’s brand name and, if mutually agreed in the applicable Statement of Work, referencing a brand or technology of HTG if such HTG IP has been used.

1.21“Protocol” means, with respect to a particular Project, the protocol agreed to by QIAGEN and the applicable Sponsor to cover the Sponsor’s activities to support such Project, including delivery of relevant clinical samples, and conduct of clinical trials on its applicable therapeutic, involving use of the applicable PDP Assay being developed hereunder pursuant to such Project.

1.22“QIAGEN Property” means: (i) the QIAGEN IP; (ii) the QIAGEN Materials; and (iii) QIAGEN’s Confidential Information.

1.23“QIAGEN Materials” means: (i) all test materials, controls, specimens or samples (“Samples”) identified in the applicable Statement of Work, collected from subjects in accordance with the Protocol (defined above) applicable to a particular Project under an Sponsor Project Agreement; and (ii) all reagents, data and information relating to the Samples or the use of the Samples provided by QIAGEN and/or the applicable Sponsor to HTG for purposes of performing its Development work pursuant to such Statement of Work.

1.24“Statement of Work” or “SOW” means a statement of work, as provided in Section 3, which is executed by the Parties to cover the performance by each Party of its respective Development activities in support of development of the PDP Assay in connection with the related Project.  Each such SOW shall be subject to and governed by the terms of this Agreement.

1.25“Development” means the assay development activities undertaken by HTG and/or QIAGEN to develop a particular PDP Assay for a particular Project, as specified in detail in the applicable Statement of Work.

1.26“Sponsor” shall mean any pharmaceutical company or companies that is party to a particular Sponsor Project Agreement, and is identified in the relevant Statement of Work, for whom QIAGEN (in partnership with HTG under this Agreement) is engaged in a Project.

1.27“Steering Committee” means the committee formed by the Parties under Section 2.4, to manage and oversee the negotiation of Sponsor Project Agreements, the conduct of Development work under the agreed SOWs, the manufacture of PDP Assays, and the commercialization by QIAGEN of approved PDP Assays (and related QIAGEN equipment and tools).

1.28“Territory” means worldwide.

1.29Other capitalized terms used in this Agreement shall have the meanings elsewhere defined in this Agreement.

2.COMPANION DIAGNOSTICS PARTNERSHIP

2.1Overview of Collaboration.  This Agreement shall serve as the master agreement for the collaboration of the Parties to develop, pursuant to Projects initiated under Sponsor Project Agreements, and commercialize PDP Assays in the Fields for use solely in the PDP Field.  Under such collaboration, the Parties shall jointly seek and negotiate with potential Sponsors, to enter into Sponsor Project Agreements under which specific agreed Projects will be conducted to develop PDP Assays in the Fields, which shall be run on QIAGEN sequencing equipment (often in connection with QIAGEN bioinformatics analysis programs, and other QIAGEN proprietary tools, and/or with proprietary HTG tools and instruments as well), and which are to be used as companion diagnostics in the PDP Field to support the applicable Sponsor’s therapeutic development and commercialization.  The development of each PDP Assay, in connection with a Project under a particular Sponsor Project Agreement, shall be conducted by the Parties collaboratively under the applicable Statement of Work, as agreed to by the Parties as discussed in Section 3.2, in connection with QIAGEN agreeing to conduct such Project.  It is expected that:  (a) for each Project that relates to PDP Assays based primarily on HTG IP (such as, RNA-targeted assays, HTG shall conduct most of the preliminary Development work to create the a particular PDP Assay, (b) for each Project that relates to PDP Assays based primarily on QIAGEN IP (such as, certain DNA-targeted assays), QIAGEN likely will conduct most of the preliminary Development work to create the a particular PDP Assay, and (c) once such work Development work is completed, the clinical and regulatory work needed to obtain needed regulatory approvals of the PDP Assay shall be conducted by QIAGEN in collaboration with the applicable Sponsor.  It is also expected that HTG shall manufacture and supply to QIAGEN, for its use in clinical development and commercialization, the HTG-developed PDP Assays, pursuant to the manufacturing provisions of a Supply Agreement to be entered into by the Parties as contemplated in Section 8.3, and that QIAGEN shall have the responsibility for marketing, selling and otherwise commercializing the PDP Assays.

2.2Sponsor Project Agreements; Projects.  The Parties shall seek to identify, and shall negotiate with, appropriate pharmaceutical companies regarding entering into Sponsor Project Agreements with QIAGEN, covering one or more Projects to develop PDP Assays for use in the PDP Field as companion diagnostic assays in connection with such company’s applicable therapeutics.  Each of the Parties commits to be fully cooperative with the other and to use good faith, diligent and commercially reasonable efforts, in all such activities seeking Sponsor Project Agreements.  [***…]  The Parties’ discussion and management of the Sponsor Project Agreement negotiation process shall be primarily through the Steering Committee.

***Confidential Treatment Requested

2.3Exclusivity, Non-exclusivity and Related Matters.

2.3.1

The Parties agree that their relationship under this Agreement regarding the Oncology Field shall be exclusive, as provided herein, but subject to the exceptions below.  Each Party agrees that if it (or any of its Affiliates) becomes aware of any pharmaceutical company that likely is interested in, or that the Party believes would be a good candidate for, entering into an agreement or other relationship to develop a PDP Assay in the Oncology Field (whether in development or in commercialization), such Party shall, subject to the appropriate consent of the pharmaceutical company, notify the other Party of such company and all relevant information regarding its cancer therapeutic and possible interest in a companion diagnostic deal.  The Parties then shall promptly meet (most appropriately through the Steering Committee) and discuss such opportunity and determine whether (and if so, how) to approach such company to discuss a possible Sponsor Project Agreement, as contemplated under Section 2.2.  If, as to any such pharmaceutical company, either (a) the Parties are not able to agree on the Key Terms of the Sponsor Project Agreement with such company, or such company determines not to enter into a proposed Sponsor Project Agreement, or (b) the company indicates [***…] or (c) as to a particular proposed Project, the Parties cannot agree on the terms of an appropriate SOW to cover the Development work needed for such proposed Project, then, in case of scenario (a) or (b), the Parties (including their Affiliates) shall not independently work with such pharmaceutical company in the Oncology field, and, in case of scenario (c), the Parties (including their Affiliates) shall not independently work with such pharmaceutical company with respect to the Project (or any project that is substantially similar) in the Oncology Field; provided that, for clarification, with respect to scenario (c), QIAGEN and its Affiliates shall be unrestricted to work, in conformance with the terms and conditions of this Agreement, with such pharmaceutical company on a QIAGEN-developed, DNA-based PDP Assay.  In addition, for clarity, the above exclusivity commitments in the Oncology Field remain as to all other companies and possible projects in the Oncology Field.

2.3.2

With respect to possible Projects in Fields other than the Oncology Field, the Parties acknowledge and agree that their relationship under this Agreement is non-exclusive.  Any collaborative program of the Parties hereunder to develop a PDP Assay for any Field other than the Oncology Field shall be undertaken only if the Parties agree, in their sole and absolute discretion, on the applicable Sponsor Project Agreement and SOW for such program, with neither Party having an obligation so to agree.  If either Party desires to engage in such a non-oncology program hereunder, it may request the other Party to consider the proposed program, and the Parties then will discuss reasonably and in good faith the proposed program, including the applicable pharmaceutical company of interest in the program, and the proposed Sponsor Project Agreement and SOW.  If the Parties can agree on such items, the program will proceed hereunder as a Project under the applicable agreed Sponsor Project Agreement and SOW.  Neither Party will have an obligation to agree to any such proposed program, or proposed Sponsor Project Agreement or SOW.

***Confidential Treatment Requested

2.4Steering Committee.  Promptly after the Effective Date, the Parties shall form a committee (the “Steering Committee”), comprised of two representatives from each Party, appointed (and if applicable replaced) by each such Party.  The Steering Committee shall meet (either in person or by teleconference or videoconference, reasonably agreed by the Parties) at least once per calendar quarter, or more often as needed to address matters needing resolution in the collaboration hereunder between the Parties or arising under the SOWs or Development work.  All representatives on the Steering Committee shall work in good faith and reasonably to discuss and seek to find consensus on all matters raised at Steering Committee meetings and on all matters needed resolution or decision.  All decisions made and actions taken by Steering Committee shall require unanimous agreement by the representatives on the Steering Committee.  The Steering Committee shall have the responsibility to manage and oversee the Parties’ efforts to identify possible Sponsors and negotiate and enter into Sponsor Project Agreements, the performance and activities under the Sponsor Project Agreements, each Party’s conduct of the Development work under the SOWs, compliance with the timelines in the SOW, and the development and commercialization of PDP Assays, and such other appropriate matters arising under the Parties’ collaboration under this Agreement.  However, for clarity, the Steering Committee shall not have any authority to modify, amend, interpret or waive any terms or obligations under this Agreement.

3.CONDUCT & RESPONSIBILITIES REGARDING STATEMENTS OF WORK

3.1As this Agreement serves as the master agreement for the collaboration of the Parties for PDP Assay development in the Fields, the Parties agree that such Development efforts shall be conducted in accordance with SOWs agreed to by the Parties under this Article 3. With respect to each particular Project that the Parties agree to undertake, pursuant to the applicable Sponsor Project Agreement, to develop a PDP Assay in partnership with or in support of the applicable Sponsor, the Parties must agree to the SOW covering such Development activities pursuant to the below terms, before such Project can be officially committed and undertaken under such Sponsor Project Agreement.

3.2With respect to each Project, the parties shall (prior to QIAGEN committing to the Project under the applicable Sponsor Project Agreement) discuss and in good faith use commercially reasonable efforts to agree on the terms and conditions of, and enter into, an individual Statement of Work for such Project, and such SOW shall:  (a) identify the Sponsor and the nature of the Project, describe in all reasonable detail the agreed upon Development plan for Development of the PDP Assay under such Project, including setting forth for each Party the specific agreed upon Development work to be performed by such Party in developing such PDP Assay, include any corresponding research protocols to be followed by HTG and clinical development protocols to be followed by QIAGEN, the budget for conducting such work, and set forth the compensation to be paid by QIAGEN to HTG with respect to such HTG’s performance of such Development work and (if applicable) the amounts (out of payments by a Sponsor) to be retained by QIAGEN as compensation for its Development work.  A template Statement of Work is attached hereto as Exhibit A (with the understanding that the Parties may vary from such template, as needed for any particular SOW).  The Parties shall mutually discuss and in good faith use commercially reasonable efforts to agree in writing to each Statement of Work, and upon the execution of any such Statement of Work by the Parties, the Statement of Work shall be added to this Agreement as an exhibit, with each subsequent Statement of Work being numbered in sequential number (i.e. Exhibit A-1, A-2, A-3, etc.).  HTG shall have no obligation to perform any Development work on any particular proposed Project until the Parties mutually agree on the terms and conditions of and enter into one or more Statement of Work covering such work, and the particular terms (including compensation) covering such work.  Each executed SOW shall be deemed incorporated into and made part of and governed by this Agreement.

3.3Upon the Parties entering into a particular Statement of Work, each of HTG and QIAGEN agrees to perform the Development work allocated to such Party under such SOW, in conformance with the terms and conditions of this Agreement, the corresponding Statement of Work, including without limitation, the applicable protocol(s) set forth in such SOW, and/or any other operating procedures and/or specifications set forth in a Statement of Work.  To the extent any terms or conditions of a Statement of Work conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control unless otherwise specifically set forth in such Statement of Work.  Any term or condition included in any purchase order issued by QIAGEN in connection with a Statement of Work, or in any acknowledgement, invoice, or similar document issued by either Party that conflicts with the terms and conditions of this Agreement and/or the applicable Statement of Work will not apply to or govern the transaction resulting from the Statement of Work, unless both Parties expressly agree in writing to the particular conflicting term or condition, in which event the agreed term or condition will apply only with respect to that particular Statement of Work.

3.4Each Party shall perform the Development work allocated to it in an SOW using its own independent professional judgment in accordance with the applicable provisions of the Statement of Work, including without limitation, the applicable protocol(s) and/or any other operating procedures and/or specifications set forth in the Statement of Work, in a timely and professional manner and in conformity with the highest applicable industry standards, Applicable Laws, regulations and guidelines for the conduct of clinical research and governing protections of human subjects (to the extent applicable to such work), including but not limited to, ICH GCP, 21 C.F.R. Part 50 and 21 C.F.R. Part 312.50, and such other standards of good clinical practice as are required by the U.S. Food and Drug Administration (“FDA”) and/or other regulatory authorities, and all applicable privacy and data protection laws, rules and regulations.  The Development work of a Party shall be performed under the direction and supervision of such Party’s employee identified in the corresponding Statement of Work (the “Project Lead”, as to such SOW and the related Project).

3.5Neither Party shall subcontract, delegate or otherwise assign (except as permitted in Section 15.4) the performance of any of its Development work or any other of its obligations and responsibilities under this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld, refused or delayed, or except as expressly contemplated in the applicable SOW.  If a Party has such approval, such Party shall be solely responsible for ensuring that its agreements with its subcontractors are consistent with the terms of this Agreement, and such Party acknowledges and agrees that any such agreements with its subcontractors must permit the other Party to audit and assess such subcontractors and/or their respective facilities and personnel as provided for in this Agreement.  A Party’s approval of the use by the other Party of any subcontractor does not relieve the other Party of any of its obligations and responsibilities hereunder, and such other Party will at all times remain primarily liable for the performance of its obligations responsibilities under this Agreement and/or the corresponding Statement of Work.  Any breach or violation of this Agreement and/or a corresponding Statement of Work by the subcontractor of a Party shall automatically be deemed a breach or violation by such Party of this Agreement and/or the corresponding Statement of Work.

3.6Any agreed upon change or modification to this Agreement and/or a Statement of Work shall be set forth in writing and signed by an authorized representative of the Parties (a “Change Order”).  No such change or modification shall be effective unless and until a Change Order is signed by an authorized representative of the Parties.

3.7Each Party’s Project Lead shall keep the other Party, and (if applicable) the relevant Sponsor, updated and consult with such other Party on a reasonably regular basis with respect to all the Development work being conducted by such Party, with respect to each corresponding Statement of Work.  In addition, within sixty (60) days after execution of a Statement of Work, the Parties will form a joint Project team (the “Joint Project Team” or “JPT”), which shall be responsible to facilitate the operational tasks and provide updates on the status and progress of the Development work being conducted under the Statement of Work.  In the event either party becomes aware that a delay in the Development work is likely to occur, that party shall promptly notify the other party so that the parties, through the JPT, can attempt to mitigate or prevent the delay.  Each such JPT shall meet via telephone or video conferences, on a regular basis, however, at least once per month, until the work conducted under the applicable SOW is completed.  Each JPT shall be composed of not more than three (3) representatives appointed by each Party, with such representatives having appropriate experience and responsibility for the work under the applicable SOW.  Each representative of a Party shall be appointed (and may be replaced at any time) by such Party upon prior written notice to the other Party. These representatives shall have appropriate experience, knowledge, and ongoing familiarity with the particular Project in their then current phases.  One (1) representative of HTG and one (1) representative of QIAGEN shall be designated as the co-chairs of the JPT (together the “JPT Chairs”).  All members designated by a Party shall have one (1) collective vote, to be cast by such Party’s JPT Chair, on all matters before, or decided by, the JPT.  Except as otherwise provided herein, all decisions of the JPT shall be made unanimously and the JPT members shall use reasonable, good faith efforts to reach agreement on all matters within its Statement of Work.  If the JPT is unable to agree on any matter after good faith attempts to resolve such disagreement, then the JPT Chairs shall, refer the disagreement to a meeting between the Vice President, Business Development of QIAGEN and the Chief Executive Officer of HTG (“Executive Meeting”), which meeting shall take place as soon as practicable, but in no event later than seven (7) days after the date of the relevant referral.

3.8Each Party shall generate, shall implement appropriate measures to generate, complete and accurate records of all Development work undertaken and all results and Inventions made while performing the Development work under each SOW (collectively, “Records”), and shall ensure that all Records are appropriately recorded in specific notebooks or electronic files and are archived appropriately, during the performance of the Development work and upon the expiration or termination of this Agreement.  Records that are archived to durable media shall be refreshed at appropriate intervals to mitigate risk of data loss due to media degradation.  Each Party shall disclose, on a regular basis, its Records to the other Party as needed for the other Party to conduct the respective Project.

3.9Delays in Meeting Deadlines.  In the event that: (i) HTG provides QIAGEN with notice of expected delay in performing the Development work under a Statement of Work and HTG fails to provide prompt, reasonable assurance that it can mitigate or cure such delay to QIAGEN’ s reasonable satisfaction; (ii) HTG gives QIAGEN reason to believe with substantial certainty that HTG will fail to meet an impending deadline and HTG fails to provide prompt, reasonable assurance upon request by QIAGEN; or (iii) HTG actually fails to meet a deadline expressly set forth in the Statement of Work, and the delay is likely to result in a failure to meet a deadline assigned by the Sponsor in the Sponsor Project

Agreement (each a “Project Delay”), then the Project Delay shall be immediately referred to the JPT and the Parties shall conduct informal resolution of the matter(s) as provided in Section 3.7.  [***…]  If the Parties are unable to resolve the Project Delay in a manner that would avoid a failure to meet a deadline assigned by the Sponsor, and Sponsor is unwilling to excuse the Project Delay, QIAGEN shall have the right, but not the obligation, to terminate the relevant Statement of Work.  The Parties understand and agree that in some cases, the Sponsor may demand alternative remedies in the event of a Project Delay that cannot be cured within a reasonable period of time.  Such remedies may include, by way of example, [***…] for completion of activities in a Project by Sponsor or its delegate.  Any such […***…] shall be considered a “Key Term” requiring HTG’s consent prior to QIAGEN agreeing to such term in the Project Sponsor Agreement.  For clarification, any such delay shall be excused to the extent it has been directly caused by a QIAGEN Failure.  For purposes of this Agreement, a “QIAGEN Failure” means any failure or delay by QIAGEN to meet any deadlines or perform any obligations explicitly assigned to QIAGEN in a Statement of Work.

4.POSSIBLE TRANSFER OF MATERIALS

4.1Though it is not contemplated that PDP Assay development by HTG will require access to QIAGEN Materials, if a particular Project requires such access and the applicable SOW contemplates that QIAGEN will make such QIAGEN Materials available to HTG for such work, then QIAGEN shall use reasonable efforts to transfer applicable QIAGEN Materials to HTG solely for use in the performance of the Development work of HTG under such SOWs, in strict accordance with the terms and conditions of this Agreement and/or the corresponding Statement of Work.  Accordingly, QIAGEN hereby grants to HTG, during the Term and subject to the terms and conditions set forth herein, a limited, nonexclusive, non-sublicensable, nontransferable (except as may be otherwise agreed to by the Parties in writing), royalty-free license to use the QIAGEN Materials for the sole purpose of performing the Development work to be performed pursuant to the applicable Statement of Work. HTG shall: (i) use reasonable efforts to comply with all Applicable Laws relating to the QIAGEN Materials in performing its obligations and responsibilities under the applicable Statement of Work; (ii) use the QIAGEN Materials solely in connection with conducting the specific activities under the applicable Statement of Work and for no other purpose; and (iii) at all times retain possession of the QIAGEN Materials and not provide or transfer any part of the QIAGEN Materials to any third party without QIAGEN’s prior written consent.  HTG acknowledges that nothing in this Agreement grants HTG any rights to use the QIAGEN Materials for any purpose other than in connection with the performance of the Development work under an SOW.

4.2Except as otherwise set forth in a Statement of Work, QIAGEN shall be solely responsible for shipping and/or transporting the QIAGEN Materials to HTG.  QIAGEN shall bear all risk of loss or damage to the QIAGEN Materials up to their delivery to HTG.  QIAGEN shall provide HTG all information in its possession regarding safety precautions for, and hazards of, any QIAGEN Materials transferred to HTG.

4.3HTG shall, following their delivery by QIAGEN, use commercially reasonable efforts for the appropriate storage of the Materials in compliance with Applicable Laws.  In particular, HTG shall, following their delivery by QIAGEN, use commercially reasonable efforts to store and maintain the Materials, to the extent applicable, in accordance with Applicable Laws and current best practices with respect to the storage and maintenance of human samples.

***Confidential Treatment Requested

5.FINANCIAL TERMS

5.1QIAGEN shall pay HTG for the Development work performed by (or on behalf of) HTG under this Agreement in accordance with the fees, timelines, payment terms and budget included with each Statement of Work.  Potential compensation arrangements will depend on the development and/or commercialization activities of the Parties, and shall be commercially reasonable as agreed by the Parties in good faith, and may include:

5.1.1	Up-front payments as partial, advance payment for milestones;
5.1.2	Milestone payments upon the achievement of milestones within the applicable SOW; or
5.1.3	Any other arrangement mutually agreed by the Parties.

5.2The Parties further agree that, HTG shall be entitled to a share (according to the below schedule) of Net Profits resulting from the conduct of a particular SOW, as follows:

5.2.1

For development of PDP Assays that are primarily based on HTG IP, HTG shall receive 50% of the Net Profits resulting from the SOW, taking into account and including all payments by the applicable Sponsor to QIAGEN in connection with the SOW;

5.2.2

For development of PDP Assays that are primarily based on QIAGEN IP, HTG shall receive 20% of the Net Profits resulting from the SOW, taking into account and including all payments by the applicable Sponsor to QIAGEN in connection with the SOW;

5.2.3

For sales or other commercial transfer of HTG or QIAGEN instruments, tools or other products (excluding any PDP Assay) to the Sponsor or its Affiliate or contractor, in connection with an SOW or Project, the Parties shall share equally (50/50) all net revenue received by either Party for such sales, with “net revenue” equal to:  (i) the net sales resulting from such sale or transfer (total amounts received, less typical, standard deductions actually incurred for such sale or transfer (such as for taxes, returns, etc), less (ii) the Cost of Goods for the product sold or transferred.

5.2.4

On a calendar quarter basis, within 30 days after the end of each such quarter, the Parties shall meet and review all applicable books of account and determine, for such quarter ended, what are the to-date Net Profits and net revenues through the end of such quarter and shall, to the extent not previously shared between the Parties under the above provisions, allocate and share such amounts per the above sharing percentages.  For example, if a Development milestone is met, under a particular Project, and the Sponsor has paid in a particular quarter a milestone payment for having achieved such milestone, then per the above the Parties will determine what amount of such milestone payment is Net Profit, by deducting the Development payment amounts owed to each Party for its Development work conducted up to meeting the milestone, and then the remaining Net Profit shall be distributed (according to the above percentages) to each Party by QIAGEN, within 10 days of such determination.

5.3Compensation to HTG shall be invoiced and paid in U.S. Dollars (“USD”).

5.4Financial Records and Audits.  Each Party shall keep full, true, and accurate books of account regarding the Development work conducted by (or on behalf of) such Party hereunder and of all revenues, costs and expenses received or incurred in relation to SOWs or the conduct thereof under each applicable Sponsor Project Agreement, as needed to calculate amounts reimbursable hereunder or the Net Profits or net revenues (as contemplated in Section 5.2) resulting from each SOW, for at least seven years after the creation of such records.  Such records shall include all particulars reasonably necessary for the purpose of supporting the charges for Development work provided under this Agreement and the calculation of Net Profit and net revenues.  At the expense of the Party, except as specified below, each Party has the right during the term to engage an independent public accountant to perform, on behalf of such Party, an audit, conducted in accordance with United States Generally Accepted Accounting Principles (US GAAP), of such books and records of the other Party reasonably necessary for the independent public accountant to support the charges for the audited Party’s Development work, or the amount of Net Profits or net revenues (as applicable).   Any such audit shall be conducted upon at least thirty (30) days’ prior written notice from the auditing Party to the other Party and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the auditing Party’s normal business activities.  Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. All information, data, documents and abstracts herein referred to shall be used only for the purpose of verifying the specific amounts (cost of Development work, or Net Profits, as applicable) consistent with the terms of this Agreement and shall be treated as the Confidential Information of the audited Party and subject to the confidentiality obligations of this Agreement.  As a condition to such audit, such auditor shall have executed a confidentiality agreement reasonably acceptable to the audited Party regarding non-disclosure, non-use, and safeguarding of such information, data, documents and abstracts.  Audit results shall be shared by QIAGEN and HTG. If the audit reveals that the audited Party has not complied with the applicable financial provisions of this Agreement, the audited Party shall compensate the other Party, within thirty (30) days of the audit report, for any amounts needed to come into compliance, and if such compensation exceeds 5% of the amount actually owed, then the audited Party also will reimburse the other Party for the reasonable fees of the accountant that performed the audit.

6.CONFIDENTIAL INFORMATION

6.1Each Receiving Party acknowledges and agrees that it may have access to and/or receive the Disclosing Party’s Confidential Information during the Term of this Agreement.  Each Receiving Party agrees to: (i) maintain the Disclosing Party’s Confidential Information in strict confidence; and (ii) not use the Disclosing Party’s Confidential Information or otherwise disclose such Confidential Information to any third party, except as authorized in this Agreement or as otherwise authorized by the Disclosing Party in writing.  For clarification, QIAGEN may disclose particular HTG Confidential Information relating directly to a Project in strict confidence to the Sponsor identified in a Statement of Work for that Project, solely for Sponsor’s internal business use in connection with its development of the Sponsor therapeutic that is the subject of such Project, and for no other use or purpose.  Each Sponsor shall be under appropriate confidentiality and limited use obligations, with respect to each Party’s Confidential Information, under terms of the applicable Sponsor Project Agreement.

6.2Each Receiving Party will store the Disclosing Party’s Confidential Information in a secure location, and will handle and protect the Disclosing Party’s Confidential Information with no less care than that with which it handles and protects its own highly confidential and proprietary information (but in no event less than a reasonable degree of care) to prevent the unauthorized use, publication or disclosure of the Disclosing Party’s Confidential Information.

6.3Each Receiving Party may only disclose the Disclosing Party’s Confidential Information: (i) with the prior written consent of the Disclosing Party; or (ii) to the Receiving Party’s employees, directors, agents, and/or professional advisors, and those of its Affiliates (“Representatives”) having a bona fide need to know the Disclosing Party’s Confidential Information for purposes of performing the Receiving Party’s obligations and responsibilities under this Agreement and/or a Statement of Work and who are likewise bound by written agreements with the Receiving Party including confidentiality and non-use terms no less onerous than those set forth herein.

6.4The confidentiality and non-use obligations set forth in this Section 6 shall survive for the earlier of: (i) ten (10) years from the expiration or termination of this Agreement (except to the extent such Confidential Information includes the Disclosing Party’s trade secrets, in which case the below Section 6.5 (ii) shall apply); or (ii) until the applicable portion of the Disclosing Party’s Confidential Information becomes public; provided, that such Confidential Information does not become public as a result of a breach of this Agreement.

6.5A Receiving Party’s obligations and responsibilities with respect to the Disclosing Party’s Confidential Information as set forth in this Section 6 do not apply to particular information:

6.5.1

That was known to the Receiving Party at the time it was obtained from the Disclosing Party, other than as a result of the Receiving Party’s breach of any contractual obligation as shown by written evidence;

6.5.2	That is acquired by the Receiving Party from a third party that is not under a contractual or other obligation not to disclose it;
6.5.3	That is or becomes generally known or otherwise enters the public domain other than by the fault or omission of the Receiving Party; or
6.5.4	That is independently developed by or on behalf of the Receiving Party without any use of any Confidential Information of the Disclosing Party.

6.6Notwithstanding the above obligations, a Receiving Party may disclose particular Confidential Information of Disclosing Party to the extent such disclosure is required by compulsory judicial or administrative process or by law or regulation, provided that the Receiving Party first provides prompt written notice of such disclosure to the Disclosing Party and, to the extent reasonably feasible under the circumstances, cooperates with the Disclosing Party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

6.7Upon the expiration or termination of this Agreement, or at any time upon request of the Disclosing Party, the Receiving Party will promptly return or destroy (at the Receiving Party’s option) all items and materials, including any copies, in its possession, custody, or control that contain any of the Disclosing Party’s Confidential Information.  All notes or other work product containing the Disclosing Party’s Confidential Information will be destroyed or archived with Receiving Party’s other confidential records, and upon written request of the Disclosing Party, such destruction or archival will be certified in writing to the Disclosing Party by an authorized representative of the Receiving Party who supervised such destruction or archival.  Notwithstanding this Section 6.7, the Receiving Party shall be entitled to retain one (1) archive copy of the Disclosing Party’s Confidential Information solely for purposes of demonstrating its compliance with the terms and conditions of this Agreement.  The Receiving Party’s obligations of non-use and confidentiality set forth in this Section 6.7 shall continue to apply to any such retained Confidential Information for the period set forth in Section 6.4 above.

6.8The terms of this Agreement will be treated as the Confidential Information of the Parties pursuant to this Article 6, except that either Party may disclose the terms of this Agreement pursuant to litigation between the Parties to enforce, defend or interpret this Agreement.  Further, either Party may disclose such terms:  (a) as, and only to the extent, required by Applicable Laws as determined by competent legal counsel advising the Disclosing Party; (b) to its directors; (c) in confidence to bona fide potential acquirors or merger or strategic partners and their respective strategic professional advisors, all solely for diligence review in connection with a potential transaction with HTG and who are likewise bound by written agreements with or other professional duty to the Receiving Party including confidentiality and non-use terms no less onerous than those set forth herein.

6.9Without limiting the generality of any other provision hereof, neither Party shall publish (including without limitation, publishing articles and making presentations of any kind whatsoever) any confidential information regarding the Development work and/or any Sponsor’s clinical study, directly or indirectly, without the prior written consent of the other Party and shall not assist any third party in the preparation of any such publishing without the prior written consent of the other Party.

7.OWNERSHIP; INTELLECTUAL PROPERTY

7.1As between the Parties, the HTG Property is and shall at all times remain the sole and exclusive property of HTG.  As between the Parties, the QIAGEN Property is and shall at all times remain the sole and exclusive property of QIAGEN.  Except as expressly provided for in this Agreement, no right or license, either express or implied, is granted by either Party to the other under any Intellectual Property Right or by virtue of the disclosure of any QIAGEN Property and/or HTG Property (as applicable) to the other Party under this Agreement, or otherwise.  If HTG (or its Affiliates) invents, creates or develops any QIAGEN IP, HTG hereby assigns and agrees to assign to QIAGEN all its rights, title and interest in and to such QIAGEN IP.  IF QIAGEN (or its Affiliate) invents, creates or develops any HTG IP, QIAGEN hereby assigns and agrees to assign to HTG all its rights, title and interest in and to such HTG IP.

7.2Each Party shall use reasonable efforts to indicate, in a summary manner in the relevant Statement of Work, any QIAGEN IP or HTG IP (as the case may be) that it believes in good faith is likely to be utilized in the conduct of the Development work for a particular Project.  The Statement of Work shall contain (a) any licenses to any needed IP that shall be granted for purposes of performing the Development work under such SOW relating to the applicable Project and for HTG’s performing of applicable manufacturing as contemplated in Section 8.3, and (b) a license to HTG IP as necessary for QIAGEN to complete any development, manufacture or commercialization of HTG-developed PDP Assays in the event of HTG’s bankruptcy or insolvency during the term of the SOW, subject to applicable law.

7.3 Except for any improvements, modifications or enhancements related to the HTG IP or QIAGEN IP, the Parties shall jointly own any Intellectual Property Rights generated by either Party pursuant to a Statement of Work that are related directly and specifically to biomarker selection for the applicable PDP Assay.

7.4Upon request by a Party, the other Party will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that may be necessary or desirable in the determination of the other Party to secure and/or perfect such Party’s Intellectual Property Rights as set forth in this Article 7.

8.REGULATORY, COMMERCIALIZATION AND BRANDING

8.1As between the Parties, with respect to regulatory approval matters for each HTG-developed PDP Assay, HTG shall be considered, the contract manufacturer for QIAGEN, and QIAGEN shall be considered the Legal Manufacturer of the PDP Assay.  The Parties shall in good faith negotiate and use commercially reasonable efforts to enter into a Quality Agreement with respect to the manufacture of a HTG-developed PDP Assay upon reasonable request by QIAGEN.  For the avoidance of doubt, such Quality Agreement shall include guidelines and terms acceptable for QIAGEN’s regulatory and quality departments including without limitation pre-meetings and regular update meetings to review and confirm product quality, documentation needs and timelines.  QIAGEN shall have the right to utilize any of its Affiliates in the performance of its manufacturing and commercialization obligations under this Agreement.

8.2QIAGEN shall have responsibility for obtaining any regulatory approvals that may be required or appropriate for the marketing and sale of each PDP Assay in all jurisdictions throughout the Territory, unless otherwise agreed in a Statement of Work

8.3QIAGEN shall have the sole rights and responsibility, using its commercially reasonable efforts, for the marketing, promotion, distribution and sale of each PDP Assay in all jurisdictions throughout the Territory, solely for use in the PDP Field.  For HTG-developed PDP Assays, QIAGEN shall purchase such HTG-developed PDP Assays, at the transfer price established in the applicable SOW, pursuant to a Supply Agreement containing typical and commercially reasonable supply provisions, to be negotiated in good faith and entered into by the Parties at the appropriate time (prior to commercialization of a HTG-developed PDP Assay). The transfer price shall be based on a “cost of goods sold plus mark-up” model, whereby the actual expectation of HTG for the mark-up is estimated to be [***…]%.  Subject to any limitations in such Supply Agreement, it shall include, without limitation: (i) an obligation by HTG to supply the HTG-developed PDP Assay for as long as QIAGEN wishes to purchase such HTG-developed PDP Assay from HTG, and (ii) an indemnification from HTG to QIAGEN for any third party claims for defective design or manufacture of such HTG-developed PDP Assay by HTG.  For QIAGEN-developed PDP Assays, QIAGEN shall pay a royalty on the sale of each such PDP Assay, at a rate established in good faith in the applicable SOW.

8.4Each PDP Assay shall be sold under the QIAGEN brand name; however, the Parties may also agree in a particular Statement of Work to acknowledge HTG’s technology or brand name in the marketing materials and product packaging for any particular PDP Assay.

9.INDEMNIFICATION

9.1HTG shall defend, indemnify and hold harmless QIAGEN, and its successors and assigns, and the officers, directors, employees, agents and representatives of the foregoing, (the “Qiagen Indemnitees”) from and against, any and all damages, losses, liabilities, claims, fines, penalties and expenses (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”) arising from any and all claims, proceedings, actions, arbitrations, hearings, investigations and suits (“Claims”) brought by any third party against a Qiagen Indemnitee to the extent such Claims result from or arise out of: (i) HTG’s material breach of this Agreement, including, with the exclusion of Section 10.1, a breach by HTG of its representations and warranties set forth in Section 10 below; (ii) the material failure on the part of HTG to comply with Applicable Laws; or (iii) the gross negligence or willful misconduct by HTG, its agents, employees or representatives, provided, however, that in no event shall HTG be obligated to indemnify, defend or hold harmless any Qiagen Indemnitees, for, from or against any Damages or Claims to the extent related to or arising from any subject matter or occurrence for which QIAGEN shall have the obligation to indemnify HTG under Section 9.2 below if such subject matter or occurrence were to give rise to a Claim against an HTG Indemnitee (as defined below).

***Confidential Treatment Requested

9.2QIAGEN shall defend, indemnify and hold harmless HTG and its successors and assigns, and the officers, directors, employees, agents and representatives of the foregoing, (the “HTG Indemnitees”) from and against any and all Damages arising from any Claims against any HTG Indemnitee resulting from or arising out: (i) QIAGEN’s material breach of this Agreement, including without limitation, a breach by QIAGEN of its representations and warranties set forth in Section 10 below; (ii) the material failure on the part of QIAGEN to comply with Applicable Laws; (iii) the gross negligence or willful misconduct conduct by QIAGEN or its Affiliate or their respective agents, employees or representatives; or (iv) claims for personal injury and/or death resulting from a defective design or manufacture of the QIAGEN Property.

9.3A Party (the “Indemnified Party”) that asserts that it (or its related party) is owed an indemnity hereunder by the other Party (the “Indemnifying Party”) shall promptly notify the Indemnifying Party of the Claim for which such indemnity is believed to be owed and shall provide with such notice all information about such Claim and its basis that Indemnified Party is aware, provided that, the failure of the Indemnified Party to promptly notify the Indemnifying Party of the Claim will not relieve the Indemnifying Party of its duties under this Article 9 except to the extent that the Indemnifying Party is materially prejudiced by the delay.  Provided that the Indemnifying Party undertakes and continues to prosecute in good faith the defense of such Claim, the Indemnified Party shall have no right to tender an appearance in the proceedings around such Claim.  Upon undertaking such defense, the Indemnifying Party shall have full control over all the proceedings and filings involved in the defense of the Claim, including selection of counsel to tender appearance for the Indemnifying Party and for the Indemnified Party.  The Indemnified Party and all applicable indemnitees thereof shall provide full cooperation in the defense against such Claim, including promptly signing any and all reasonably necessary documents relating to such defense, including for the selection of counsel, such as a joint defense agreement, and providing all other assistance and support including access to witnesses, documents and materials and appearing in hearings or defense meetings, and shall not unreasonably withhold its consent to conflict waivers.  The Indemnified Party’s attorney’s fees shall be limited to those necessary for complying with the Indemnifying Party’s requests for support that necessarily call for the use of the Indemnified Party’s counsel (e.g., preparing a witness for deposition).  The Party seeking indemnification hereunder (and its related indemnitee) shall not unreasonably withhold its approval of the settlement of any Claim covered by Section 9.1 or 9.2, as applicable, will cooperate with counsel of the Indemnifying Party, and reserves the right to engage its own counsel to assist in the defense at the expense of the indemnifying party.

10.COVENANTS; REPRESENTATIONS AND WARRANTIES

10.1HTG represents and warrants to QIAGEN that, as of the Effective Date, is has not entered into any contract or otherwise agreed to terms with a third party that would prohibit, conflict with or otherwise restrict HTG’s ability to enter into this Agreement on the terms and conditions herein.

10.2With regard to debarment and related matters:

10.2.1

Each Party represents and warrants to the other Party that,  as of the Effective Date, the representing Party has not, nor to its knowledge, have any of its employees or agents who may perform Development work pursuant to this Agreement, ever been, currently, or are the subject of a proceeding that could lead to it/them becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted

Entity or Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List.
10.2.2

Each Party agrees that if, during the Term of this Agreement, it becomes, or to its knowledge, any of its employees or agents working on its behalf, become or are the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to FDA’s Disqualified/Restricted List, the affected Party shall immediately notify the other Party, and the other Party shall have the right to immediately terminate any affected Statement of Work or, if all Statements of Work are affected, terminate this Agreement.

10.2.3	For purposes of this section, the following definitions shall apply:
10.2.3.1	A “Debarred Individual” is an individual who has been debarred pursuant to 21 U.S.C. § 335a (a) or (b).
10.2.3.2	“Debarred Entity” is a corporation, partnership or association that has been debarred pursuant to 21 U.S.C. § 335a (a) or (b).
10.2.3.3

An “Excluded Individual” or “Excluded Entity” is: (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services pursuant to section 1128 of the Social Security Act (42 U.S.C. § 1320a-7(b)); or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

10.2.3.4

A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

10.2.3.5

“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics or devices pursuant to 21 C.F.R. Part 312.70.neither HTG nor any of its employees or agents

10.3Each Party represents and warrants to the other that: (i) it is and will be at all times during the Term a valid legal entity existing under the law of its state of incorporation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; and (ii) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement.

10.4QIAGEN represents and warrants to HTG that: (i) it owns the QIAGEN Materials or otherwise has all necessary rights to license and/or transfer the QIAGEN Materials, or any other specimens or samples to HTG for the purposes contemplated herein and to otherwise grant the rights granted to HTG hereunder; (ii) QIAGEN and/or Sponsor has, in obtaining and maintaining the QIAGEN Materials or any other specimens or samples, complied with all Applicable Laws; (iii) QIAGEN has, or the Sponsor has, obtained all necessary favourable opinions from the relevant research ethics committees and all authorizations, consents and documentation from the relevant regulatory authorities required to conduct the Study; and (iv) QIAGEN and/or the Sponsor shall be solely responsible for the authorization and conduct of each clinical trial or study conducted in connection with a Project or SOW, and will comply with ICH GCP, FDA regulations 21 C.F.R. 50 and 21 C.F.R. 312.50, or equivalent international standards, and such other standards of good clinical practice as are required by the FDA or such other regulatory authorities with jurisdiction where the Samples will be used in the Study, and all applicable privacy and data protection laws, rules and regulations.

10.5In the performance of its obligations under any Statement of Work, each Party shall assign qualified personnel to perform the Development work in a professional and workmanlike manner in accordance with current industry standards.

10.6NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH ABOVE IN THIS SECTION 10, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR ARISING FROM COURSE OF TRADE, COURSE OF DEALING OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, USAGE, VALIDITY, AND/OR NON-INFRINGEMENT.

11.LIMITATION OF LIABILITY AND INSURANCE

11.1EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 6 ABOVE, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE PARTY ALLEGED TO BE LIABLE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  FOR CLARITY, THIS SECTION 11.1 SHALL NOT LIMIT A PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE 10.

11.2Insurance.  During the term of this Agreement, each Party shall maintain the following insurance:

11.2.1	General Liability with limits of not less than USD $2,000,000 per occurrence or claim and in the aggregate including coverage for personal injury and property damage;
11.2.2	Workers Compensation as required by local statutory requirements;

11.2.3	Auto Liability with limits of not less than USD $1,000,000 per occurrence or claim; and
11.2.4	Umbrella Liability insurance with limits of not less than USD $5,000,000. Coverage shall be in excess of the above captioned general liability and auto liability insurance coverage.

12.AUDIT AND RECORD RETENTION

12.1During the Term, each Party, may upon good cause shown and on reasonable prior notice to the other Party, at a mutually agreeable time during the other Party’s normal business hours, but no more than once per calendar quarter, assess such other Party’s facilities and materials actually used in conducting its Development work hereunder, which may include applicable equipment, tools, processes, Project related output, and personnel, solely as necessary in order to assess the other Party’s performance of its Development work under this Agreement.  All information and materials of the audited Party shall be deemed, and treated by auditing Party as, the Confidential Information of audited Party.

12.2Each Party will notify the other promptly (within five (5) business days) in the event of any actual or notified inspection by a regulatory or administrative authority of such Party’s facilities where Development work are being performed.  Each Party will promptly provide the other with copies of any correspondence from or to the regulatory authorities such as the FDA, related to any such inspection, including but not limited to any FDA 483s or warning letters, as well as any other correspondence with a governmental agency, in each case solely to the extent that is reasonably likely that such actions will affect the suitability of such Party to continue performing the applicable Development work.  In such event, the Party will consult with and allow the other Party and/or the applicable Sponsor (if permitted under the applicable Sponsor Project Agreement) to review and comment on any responses made by such Party to the regulatory and/or governmental authority relating to such inspection in advance of such responses being submitted.

12.3Each Party will ensure that its Project Lead and his or her personnel host and/or attend any such regulatory or governmental audit or inspection, and further assist in the preparation therefor and fully cooperate with the respective regulatory and/or administrative authority, the other Party, Sponsor (if applicable, and permitted by the applicable Sponsor Project Agreement) and/or its or their representatives.  All personnel time and resources necessary to complete such an audit shall be provided by the audited party on a time and materials basis, to be reimbursed by the other party unless the audit demonstrates that the audited party has materially breached its obligations under this Agreement with respect to its Development work obligations, in which case, the audited party shall bear all cost and expense for such audit.

12.4Each Party shall use commercially reasonable efforts to promptly remedy, at its own cost and expense, with competent proof, any audit findings made by any regulatory or administrative authority, the other Party, Sponsor (if applicable) and/or its or their representatives that relate to defects in such Party’s facilities where the Development work is being performed, the Party’s Development work, and/or such Party’s non-compliance with this Agreement and/or Applicable Laws.

13.TERM AND TERMINATION; LOSS OF EXCLUSIVITY

13.1This Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years thereafter, unless sooner terminated under this Article 13 (the “Term”).

13.2QIAGEN shall have the right to suspend or terminate, as applicable, a Statement of Work if the relevant Project is suspended or terminated by the applicable Sponsor.  HTG shall cooperate with and support QIAGEN in the management of such suspension, including maintaining resources and materials for a reasonable period of time to enable a timely re-start.  The Parties may agree to specific terms for Project suspensions in the relevant Statement of Work.

13.3Change of Control.

13.3.1In the event that either Party undergoes a Change of Control during the Term, it shall provide written notice of such Change of Control to the other Party at least seven (7) days prior to the expected closing of the Change of Control transaction.

13.3.2Either Party shall have the right to terminate this Agreement and any or all Statements of Work in the event of a Change of Control of itself or the other Party.

13.3.2.1     In the event a Party terminates this Agreement in the event of a Change of Control of itself, it shall provide notice to the other Party within thirty (30) days after the closing of the Change of Control transaction and make a payment of USD $2,000,000 to the other Party within such 30-day notice period.

13.3.2.2     In the event a Party wishes to terminate this Agreement in the event of a Change of Control involving the other Party, it shall provide notice to the other Party within the later of (i) forty-five (45) days of its receipt of the notice described in Section 13.3.1 regarding the Change of Control and (ii) thirty (30) days after the closing of the Change of Control.

13.4All Fields, including the Oncology Field, shall become non‑exclusive in the same manner as the Fields described in Section 2.3.2, 60 days following receipt of written notice by one Party to the other Party citing this section, in the event that:

13.4.1	the Parties have not signed at least [***…] SOW pursuant to a Sponsor Project Agreement by the first anniversary of the Effective Date; or
13.4.2

the Parties have not signed, pursuant to a Sponsor Project Agreement, an aggregate of (i) at least […***…] SOWs or Project Sponsor Agreements with gross proceeds of at least USD $[…***…] by the second anniversary of the Effective Date, or (ii) at least […***…] SOWs or Project Sponsor Agreements with gross proceeds of at least USD $[…***…] or more by the third anniversary of the Effective Date.

13.5This Agreement and/or a Statement of Work may be terminated by either Party, as follows:

13.5.1

Either Party may terminate this Agreement in the event the other Party materially breaches the terms of this Agreement and, provided that the non-breaching Party shall have given the breaching Party written notice of such breach, setting forth the details of the breach, and the breaching Party shall have not cured such breach within thirty (30) days after receipt of such notice; or

***Confidential Treatment Requested

13.5.2

Either Party may terminate a Statement of Work in the event the other Party materially breaches the terms of such Statement of Work and, provided that the non-breaching Party shall have given the breaching Party written notice of such breach, setting forth the details of the breach, and the breaching Party shall have not cured such breach within thirty (30) days after receipt of such notice; or

13.5.3

Either Party may terminate the applicable Statement(s) of Work or, if all Statements of Work are affected, this Agreement, upon written notice to the other, in the event the performance of one or more Statements of Work by a Party is prevented or delayed by reason of (a) a force majeure event affecting a material obligation that persists for more than sixty (60) consecutive days, or (b) inability to obtain, in a reasonable time, appropriate needed regulatory approvals in a country material to the Sponsor, or (c) there are intellectual property infringement or violation issues that have enjoined the sale of the applicable PDP Assay, or QIAGEN sequencing equipment, and such issues cannot be overcome by commercially reasonable efforts to the satisfaction of either Party; or

13.5.4

A Party may terminate this Agreement, upon written notice to the other Party effective immediately, in the event the other Party enters bankruptcy proceedings, ceases to operate in the normal course of business, or generally fails to pay, or admits in writing its inability to pay its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the other Party or for a substantial part of the property of the other Party, or makes a general assignment for the benefit of creditors, or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the other Party or for a substantial part of the property of the other Party, or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the other Party, or any warrant of attachment or similar legal process is issued against any substantial part of the property of the other Party.

13.6Consequences of Termination.  Upon the termination or expiration of this Agreement, the Parties shall have the following rights, obligations and responsibilities:

13.6.1

The termination or expiration of this Agreement shall not automatically result in the termination of any then-active Statement of Work.  In the event of the expiration of this Agreement and/or the termination by either Party of this Agreement pursuant to Section 13.5 above, any then-active Statement of Work shall continue in effect, unless earlier terminated, as permitted pursuant to this Section 13, for the duration of such Statement of Work and the terms of this Agreement shall survive only to the extent necessary to govern such Statement of Work until its completion or termination.

13.6.2

Following HTG’s receipt or giving of a termination notice or otherwise upon the expiration or termination a Statement of Work or this Agreement, HTG shall, within sixty (60) days thereof, invoice QIAGEN for all amounts owed for the Development work performed prior to the effective date of termination or expiration under this Agreement and/or the terminated Statement of Work, as applicable, for which HTG has not yet been paid.  HTG shall additionally avoid, to the extent reasonably practicable, incurring additional costs and expenses on Development work for the terminated SOW during the closeout or winding down period.
13.6.3

Upon the termination or expiration of this Agreement and/or a Statement of Work, and except as otherwise set forth in Section 13.6.3, all rights and obligations of the Parties under this Agreement and/or the terminated or expired Statement of Work shall immediately and automatically cease.  Upon the termination or expiration of this Agreement and/or a Statement of Work, each Party shall immediately deliver to the other, at the other Party’s expense, all of the other Party’s Confidential Information, and (if applicable) any remaining QIAGEN Materials in HTG’s possession, that have not yet been delivered to such other Party as of the date of such expiration or termination.  Within sixty (60) days after the expiration or earlier termination of a Statement of Work for any reason, HTG will further provide to QIAGEN a final report detailing all results obtained pursuant to its Development work under such Statement of Work.

13.6.4

The expiration or termination of this Agreement and/or a Statement of Work for any reason or no reason will not release any Party from any obligation that matured prior to the effective date of such expiration or termination.  Sections of this Agreement that by their nature prescribe continuing rights and obligations will survive until their purposes are fulfilled, including Section 6 (Confidential Information), Section 7 (Ownership; Intellectual Property), Section 9 (Indemnification), Section 11 (Limitation of Liability) Section 13.6 (Consequences of Termination), Section 14 (Non-Solicitation), and Section 15 (General Provisions).

14.NON-SOLICITATION

14.1During the Term, and for a period of two (2) years thereafter (provided that, in the event of a breach by either Party of any covenant set forth in this Section 14.1, the term of such restriction will be extended by the period of the duration of such breach) neither Party shall, on its own behalf or on behalf of any third party, directly solicit for employment any person who was an employee or independent contractor of the other Party during the Term of this Agreement, without the prior written consent of the other Party.  For clarification, the foregoing shall not prohibit a party from employing any such person who (i) contacts the party on his or her own initiative without any direct solicitation by or encouragement from the party, (ii) ceases to be employed by the other party prior to any direct solicitation by or encouragement or (iii) responds to a general employment advertisement or other general solicitation or recruitment effort not specifically aimed at employees of the other party.

15.GENERAL PROVISIONS

15.1Notices.  All notices or other communications given hereunder shall be in writing, shall be signed by an officer of the Party sending such notice or other communication, and shall be delivered by hand, by overnight courier, by electronic mail or by facsimile (provided that the sending Party does not have reason to know that the electronic mail or facsimile was not received by the other Party), all delivery charges prepaid and addressed to the Parties as follows:

To HTG:
HTG Molecular Diagnostics, Inc..
Attn: Chief Executive Officer
3430 E. Global Loop
Tucson, AZ 85706

To QIAGEN:	QIAGEN Legal Department
19300 Germantown Road
Germantown, MD 20874

All such notices and communications will be effective on the date delivered, if in person, on the date of the postmark of that notice or communication if by courier.  Either Party may change its address by giving notice of that change to the other Party.

15.2Waivers.  Neither Party will be deemed to have waived any of its rights under this Agreement until it has signed a written waiver of those rights, or except as provided by Applicable Law.  Without limiting the preceding, no failure or delay by either Party in exercising any rights, powers or remedies under this Agreement will operate as a waiver of any such right, power or remedy, except as provided by Applicable Law, and no waiver will constitute a waiver of any other provision, breach, right or remedy, nor will any waiver constitute a continuing waiver or be effective except for the specific instance and for the specific purpose given.

15.3Amendments.  If either Party wishes to modify this Agreement or a Statement of Work, the Parties will confer in good faith to determine the desirability of such modification.  No modification, change or amendment to this Agreement or an SOW will be effective until a written amendment is signed by both Parties.

15.4Assignment.  Neither Party shall have the right or ability to assign or transfer any interest in or delegate its obligations under this Agreement and/or a Statement of Work without the prior written approval of the other Party, which shall not be unreasonably withheld, except that each Party shall have the right, solely with notice to the non-assigning Party, to assign this Agreement to a successor in interest in connection with a merger or acquisition or sale of all or substantially all of the assigning Party’s assets, subject to Section 13.3.  This Agreement will be binding on and inure to a Party’s permitted successors and assigns.

15.5Severability.  The terms and conditions of this Agreement are severable.  If any term or condition of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part will be reformed, if possible, to conform to the law, and if reformation is not possible, that part will be deleted in such jurisdiction only and the remainder of the terms and conditions of this Agreement as well as the invalid or unenforceable term or condition in all jurisdictions where valid and enforceable will remain in full force and effect, unless enforcement of this Agreement without the invalid or unenforceable term or condition would be grossly inequitable under the circumstances or would frustrate the primary purpose of this Agreement.

15.6Remedies.  The Parties acknowledge and agree that a material breach of this Agreement by the other Party may result in immediate, irreparable and continuing damage to the non-breaching Party for which there will be no adequate remedy at law; and agree that in the event of any such material breach or violation or any threatened or intended breach or violation of this Agreement, the non-breaching Party, its successors and assigns, will be entitled to seek temporary, preliminary and permanent injunctive relief and/or restraining orders enjoining and restraining such breach or violation or such threatened or intended breach or violation and/or other equitable relief in addition to such other and further relief as provided for at law and in equity.

15.7Agreement to Arbitrate Disputes

15.7.1

Prior to arbitration, the Parties agree to and shall seek to conduct informal resolution of any issues or disputes that arise under this Agreement (a “Dispute”).  Such informal process may be initiated with written notice of one Party to the other, describing the Dispute with reasonable particularity, and the other Party shall follow with a written response within ten (10) calendar days of receipt of such notice.  Each Party shall promptly designate an executive with requisite authority to resolve the noticed Dispute.  The informal procedure shall commence within 10 calendar days of the date of response.  If the Dispute is not resolved within 30 business days of the date of commencement of the procedure, either Party may proceed to arbitration as set forth below to resolve the Dispute.

15.7.2

The Parties agree that any Dispute between the Parties, and including any claim by either Party against any agent, employee, successor, or assign of the other Party, related to or arising under this Agreement, including any dispute or issue as to performance of a Party’s obligations or breach of this Agreement or as to the validity or applicability of this arbitration clause, shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, except as where those rules are intentionally varied by the Parties herein or pursuant to mutual written agreement.  The parties expressly agree that the arbitration shall be conducted in Denver, CO, in the English language, and shall be governed by Delaware law.  For good or equitable cause shown, the prevailing party shall be entitled to reimbursement of its reasonable attorney fees and arbitration costs by the other Party, according to the relative success on the merits, as assessed by the arbitrator(s) in such arbitration.  The arbitration award shall be final, absent manifest error or fraud.

15.7.3	The Parties are entering into this arbitration agreement in connection with a transaction involving interstate commerce. Accordingly, this arbitration agreement, and any proceedings thereunder, shall be governed by the Federal Arbitration Act (“FAA”) 9 USC 1-16. Any award by the arbitrator may be entered as a judgment in any court having jurisdiction.
15.7.4

The foregoing agreement to arbitrate shall not restrict either Party’s remedies or ability at any time to seek equitable relief for a breach or threatened breach of: (i) either Party’s confidentiality obligations; or (ii) the misuse, misappropriation or infringement of either Party’s Intellectual Property Rights.

15.8Independent Contractor; No Agency.  Neither Party will be deemed to be the employee, representative, agent, joint venturer or partner of the other Party for any purpose.  Neither Party has the authority to obligate or bind the other, or to incur any liability on behalf of the other, nor to direct the employees of the other.

15.9Interpretation.  Both Parties have had the opportunity to have this Agreement reviewed by their attorneys.  Therefore, no rule of construction or interpretation that favors or disfavors either Party will apply to the interpretation of this Agreement.  Instead, this Agreement will be interpreted according to the fair meaning of its terms.  The captions or headings of this Agreement are for convenience of reference only.  They will not limit or otherwise affect the meaning or interpretation of any provision of this Agreement.   The words “includes” and “including” are not limiting in any way and mean “includes without limitation” or “including without limitation.”  The word “person” includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations and other natural and legal persons.  The term “and/or” means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word “will” is a synonym for the word “shall”.  All attachments to this Agreement are a part of and are incorporated in this Agreement.

15.10Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which will together be deemed to constitute one agreement.  The Parties agree that the execution of this Agreement by exchanging pdf signatures, and/or by industry standard electronic signature software, shall have the same legal force and effect as the exchange of original signatures.  In any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

15.11Force Majeure.  Except for in connection with QIAGEN’s obligation to make payments to HTG under Section 4 above, no Party will be liable for, or will be considered to be in breach of or in default under this Agreement on account of, any delay or failure to perform any obligation under this Agreement to the extent such delay or failure is due to causes or conditions that are beyond such Party’s reasonable control and that such Party is unable to overcome through the exercise of commercially-reasonable efforts.  If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially-reasonable efforts to minimize the impact of the event.

15.12Entire Agreement.  With respect to the subject matter hereof, this Agreement, including any Statement(s) of Work and Exhibits, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties.

15.13Integration.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

HTG MOLECULAR DIAGNOSTICS, INC. “HTG”	QIAGEN MANCHESTER LIMITED “QIAGEN”

By: /s/ Timothy B. Johnson	By:	/s/ Douglas Liu

Timothy B. Johnson	Douglas Liu
President and Chief Executive Officer	Print Name
SVP Global Operations
Title

November 16, 2016	November 16, 2016
Date	Date

CONFIDENTIAL

EXHIBIT A

Statement of Work Template

THIS STATEMENT OF WORK (this “SOW”) is made and entered into as of _________, 20___ (the “SOW Effective Date”) by and between HTG Molecular Diagnostics, Inc. (“HTG”) and QIAGEN Manchester Limited (“QIAGEN”).  This SOW is made a part of, and shall be governed by, the terms and conditions of the Master Assay Development, Commercialization and Manufacturing Agreement (the “MSA”) executed between the Parties dated as of November ___, 2016.  In the event of a conflict between the terms and conditions of this SOW and those of the MSA, the MSA shall govern unless otherwise expressly provided herein.

1.	Term
2.	Description of Project
3.	Definitions
4.	Specific Details of Development Work
5.	Milestones and Deadlines
6.	Compensation Provisions (including Transfer Price calculation)
7.	Clinical Supply Manufacturing Provisions
8.	Intellectual Property and Licenses
9.	Project Suspension and Termination

IN WITNESS WHEREOF, HTG and QIAGEN have executed this SOW by their respective officers hereunto duly authorized on the day and year written below.

HTG MOLECULAR DIAGNOSTICS		QIAGEN Manchester Limited

By:	[template – not for signature]	By:	[template – not for signature]

Name:		Name:

Title:		Title:

Date:		Date: